Shopify (USA) Inc.

148 Lafayette Street
New York, NY, 10013
USA

shopify.com

Jean Niehaus

May 1, 2025

[***]

Dear Jean,

Offer of Continued Employment

In exchange for good and valuable consideration, including your continued employment, you are entering into this agreement (the "Offer Letter") with Shopify (USA) Inc.
("Shopify" or the Company) to confirm the following terms and conditions of your employment with the Company. This agreement, together with the documents incorporated by reference, constitutes the entire agreement between you and Shopify with respect to your employment and cancels and supersedes any prior understandings, negotiations and agreements between the parties.

1.Recognition of Service
Shopify will continue to recognize your start date of March 21, 2022 for the purposes of all service-based entitlements under this agreement and applicable employment standards legislation. You confirm that the Start Date is your original start date of employment with Shopify and any predecessor entity.
2.Position
You will be employed with us as a VP, Legal and will report to General Counsel (currently, Jess Hertz) (or such other person or position as may be designated by Shopify). You will carry out those duties and responsibilities as are commensurate with your role and such other duties as may be assigned from time to time. However, Shopify is a growing and dynamic company and, as such, you will be expected to complete any other duties as are assigned to you. All employees at Shopify are required to remain flexible in the types of work they are prepared to undertake. This offer assumes that type of flexibility.
3.Hours of Work
We believe that different employees are more productive at different hours of the day and during different days of the week, but we do expect you to devote your time, skill and effort to Shopify on a full-time basis, consistent with your fiduciary duties to Shopify. In all cases, our focus is on employees acting responsibly and efficiently in a task-driven manner. Your position is considered exempt under applicable wage law.
4.Place of Work
Your primary work location will be remotely in [***], provided that you may be required to engage in reasonable travel for business, consistent with Shopify's business needs. You are not permitted to hold out any remote work location as a Shopify place of business or to list it in any official communication. You are solely responsible for any costs associated with your remote work location(s) that are not related to and/or necessary for the performance of your work for Shopify (e.g., if applicable, costs associated with a personal residence, such as rent, mortgage, insurance, etc.). Shopify will only reimburse costs associated with your remote work location to the extent required by applicable law. You agree to provide Shopify with at least one (1) month's written notice of any change to your state of work, which Shopify reserves the right to approve or deny in its sole discretion.
5.Equipment
Shopify will provide the necessary equipment and hardware to you as a Shopify employee. Access to and use of all equipment and hardware provided by Shopify is to be limited solely to you for the purpose of conducting Shopify business. Ownership of this equipment and hardware at all times remains with Shopify. Any insurance required on Shopify's equipment or hardware will be the responsibility of Shopify. In addition, Shopify may provide to you for the period of your employment any necessary Shopify-specific software, which shall only be used for Shopify work.
You are expected to treat the equipment with care while it is in your possession and you are responsible for any damage to the equipment beyond the wear and tear of normal usage. You are to notify Shopify of any malfunction or other issues with the equipment, and Shopify alone shall make arrangements for any necessary repairs. All equipment, hardware, and software provided by Shopify to you must be returned upon termination of the employment relationship. If any computer equipment is not returned upon termination, Shopify reserves the right to recover such costs from any final payment that is owed to you, and by signing this letter you authorize such deduction to the fullest extent permitted by applicable law in the state in which you perform(ed) work for Shopify.
6.Shopify Rewards Wallet
As an employee of Shopify, you will continue to participate in Shopify's Total Rewards System (the "Rewards Wallet") which is governed by this Section and the Terms and Conditions – Shopify Total Rewards System (the "Terms and Conditions").
Effective July 1, 2025, your Total Reward (as defined in the Terms and Conditions) will be increased to an annualized amount of $1,683,500 USD (the "Total Reward"). Between the date of this letter and June 30, 2025, you will be paid in accordance with your current Salary Allocation (as defined in the Terms and Conditions and as adjusted from time to time in accordance with the Terms and Conditions, the "Salary") and your current Equity Allocation (as defined in the Terms and Conditions). Your existing equity awards will continue to be governed by the terms and conditions of the applicable grant agreement(s), plan document(s) and the Terms and Conditions (as applicable).
As per the Terms and Conditions, Shopify reserves the right to terminate or amend the Rewards Wallet and replace it with a different scheme to reward its employees.
7.Employee Benefits
You will be entitled to participate in all employee benefit plans and programs to the same extent generally available to other employees in the United States, in accordance with the terms of those plans and programs. Presently, benefits include health, dental and vision insurance (with you paying a portion of the premiums), along with short-term disability, long-term disability, life insurance and AD&D. The terms of these benefits are available to you under separate cover. Shopify may amend or modify the benefits provided to you and other employees from time to time as it deems appropriate. Your eligibility to participate in employee benefits will be dictated by the terms of that benefit, as may be amended from time to time.
8.Vacation and Holidays

Similar to our approach on the hours you will work, we are also flexible when it comes to vacation and holidays. You will be entitled to 3 weeks of vacation per calendar year; however, we may at our discretion accommodate reasonable requests for additional vacation days in accordance with the terms and conditions of Shopify's vacation policies, as amended from time to time. Unless otherwise required by applicable law in the state in which you perform work for Shopify, you will not be paid out for and are not permitted to carry over unused vacation entitlements to subsequent calendar years. The terms of any applicable Shopify sick leave and vacation leave policies will be provided to you under separate cover. Shopify also recognizes certain public holidays in accordance with the law.
9.Shopify Policies
When you are employed at Shopify, you are required, at all times, to comply with: (i) all applicable laws, and (ii) Shopify's rules, policies, systems and procedures, including Shopify's data protection and information security policies (collectively, "Policies") that are in force from time to time. Copies of current Policies have been provided to you. Shopify reserves the right to introduce new Policies and/or change the provisions of any of its Policies at any time.
10."At Will" Employment; Rights and Obligations Upon Termination
Please understand that this Offer Letter, the Terms and Conditions and the Intellectual Property Rights Agreement are not meant to be a guarantee of employment. Your employment at Shopify will be "at will," which means the employment relationship may be terminated by you or by Shopify at any time, for any reason (or no reason at all), and with or without notice. In the event that you elect to end your employment with Shopify, you agree to provide at least 30 days' advance written notice to Shopify.
Shopify may terminate your employment at any time without notice for "Cause" as defined herein. If your employment is terminated for Cause or if you elect to end your employment with Shopify, to the fullest extent permitted by applicable law, Shopify's sole obligation will be to pay your accrued Salary and vacation pay, if any, earned by you prior to the date of termination.
Notwithstanding the "at will" nature of your employment, Shopify agrees that if Shopify terminates your employment without "Cause," Shopify will provide you with Severance Pay as defined below, provided that you execute and become bound by a separation and release agreement containing a release in a substantially similar form as the one attached hereto as Exhibit A, as well as other standard terms and conditions.

You agree that except as set out in herein, no further amounts will be payable to you in respect of the termination of your employment without Cause. You also agree that regardless of the length of your employment with Shopify, any change in your position or other terms of employment, this provision will continue to apply to you.
For the purposes of this Offer Letter, the following definitions apply:
●"Cause" will mean: (i) conduct by you constituting an act of willful misconduct in connection with the performance of your duties or your violation of Shopify's policies: (ii) the commission by you of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in injury to Shopify if you were retained in your position; (iii) continued, willful and deliberate non-performance by you of your duties for the company; (iv) a breach by you of any of the provisions contained in any confidentiality, assignment. and/or protective covenants agreement you executed with Shopify; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Shopify to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations.
●"Severance Pay" will mean twelve (12) weeks of your Salary, plus two (2) additional weeks of pay of your Salary for each completed year of service, up to an maximum total amount of twelve (12) months of your Salary (payable in a single lump sum 60 days after your "separation from service," within the meaning of section 409A of the Internal Revenue Code of 1986 as amended, and the rules and regulations issued thereunder). Shopify may elect to provide all or a portion of Severance Pay in the form of continued employment for an equivalent term ("Working Notice"). If Shopify elects to provide all Severance Pay in the form of Working Notice, Severance Pay will include an additional week of your Salary. All payments are less applicable withholdings and deductions.
If any of the payments or benefits provided or to be provided to you by Shopify or any successor ("Covered Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and would, but for this section of this agreement; be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then such Covered Payments will be reduced to the minimum extent necessary so that no portion of the Covered Payments will be subject to the Excise Tax, but only if (i) is greater than or equal to (ii), where (1) equals the reduced amount of Covered Payments minus the aggregate amount of federal, state and local income taxes on such reduced Covered Payments, and (ii) equals the unreduced amount of Covered Payments minus the sum of (A) the aggregate amount of federal, state and local income taxes on such Covered Payments, and (B) the amount of Excise Tax to which you would be subject in respect of such unreduced Covered Payments.
11.Intellectual Property and Right to Work
This offer of employment is contingent upon your execution of the Intellectual Property Rights Agreement, a copy of which is enclosed. As set forth in that document, the obligations provided in the Intellectual Property Rights Agreement will survive the termination of your employment, regardless of the reason for termination, and are expressly incorporated by reference herein.
12.Employment Eligibility
This offer of employment is also contingent upon verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your eligibility for employment in the United States in accordance with applicable law.
13.Confidentiality and Personal Information
You also represent that you are not a party to or bound by any confidentiality, non-competition, non-solicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of your duties to Shopify.
By signing below, you consent to Shopify collecting, processing, using, transmitting or retaining any of your personal information that is reasonably necessary for the purposes of establishing, administering or furthering the employment relationship between you and Shopify. The Employee Privacy Policy is available upon request from the Talent team or within Shopify's Vault.
14.Dispute Resolution and Class Action Waiver
Except as otherwise expressly provided herein, any controversy, claim or dispute arising out of or relating to this agreement or your employment with Shopify, including (without limitation)

the negotiation, validity, existence, breach, termination, construction or application of this agreement, or the rights, duties or obligations of any party to this agreement (collectively, a "Dispute"), shall be referred to and determined by final, binding arbitration in the city and state in which you last provide services for Shopify, or another mutually agreeable location, in accordance with the JAMS rules applicable to employment disputes, available at https://www.jamsadr.com/adr-rules-procedures. This agreement to arbitrate is governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) ("FAA"), and does not cover claims that may not be subject to mandatory arbitration as a matter of law (after application of FAA preemption principles). The arbitrator shall have the authority to resolve all arbitrable claims with finality in accordance with the JAMS rules. The arbitrator shall have the exclusive authority to resolve any disputes about arbitrability or the formation, interpretation, validity, applicability, unconscionability, or enforceability of the Offer Letter or any provision of the Offer Letter, except that only a civil court of competent jurisdiction may resolve a dispute regarding the scope or enforceability of the paragraph entitled "Class, Collective, Consolidated, Mass, and/or Representative Action Waiver". The arbitrator may not modify or change this agreement to arbitrate in any way.
Class, Collective, Consolidated, Mass, and/or Representative Action Waiver. The parties agree that the arbitrator shall not have the authority to arbitrate a class, collective, consolidated, mass, and/or representative action initiated by either party against the other, and shall only have the authority to adjudicate disputes covered by this agreement to arbitrate on an individual, one-to-one basis. The parties therefore agree to the fullest extent permitted by law that the right to pursue any claim on a class, collective, consolidated, mass, or representative basis is hereby waived and shall not be asserted in arbitration or in court. Nothing herein prevents the parties from settling claims on a class, collective, consolidated, mass, or representative basis, nor from defending themselves in a class, collective, consolidated, mass, or representative action not filed by one of the parties. If a court of competent jurisdiction determines that all or part of this provision is unenforceable, unconscionable, void or voidable, that portion will be severed and the remainder of this agreement to arbitrate and this Offer Letter shall remain in full force and effect. The parties agree that any claims to which this provision is deemed unenforceable shall be stayed pending resolution of the claims subject to arbitration under this agreement to arbitrate.
The parties will each pay half of all fees and costs of JAMS and the arbitrator, except if otherwise required by law. Arbitration in this manner shall be the exclusive remedy for any arbitrable dispute. The arbitrator's decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. The prevailing party may be awarded costs or attorney's fees by the arbitrator if applicable law so permits.
Nothing in this agreement to arbitrate shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration under applicable law. This agreement to arbitrate does, however, preclude a party from pursuing a court action regarding any such claim, except as permitted by law or by this agreement to arbitrate. Further, nothing in this agreement to arbitrate shall be deemed to preclude the parties from proceeding in the state and federal courts in the city and state in which you last provide services for Shopify, to seek to compel arbitration, to obtain injunctive or other equitable relief in support of arbitration in respect of any breach (or threatened breach) of the Offer Letter, this agreement to arbitrate, any other agreement between you and Shopify, including but not limited to the Intellectual Property Rights Agreement incorporated by reference herein, or to enforce the terms of any arbitral award or judgment obtained hereunder.
You understand and agree that if you violate the terms of this Offer Letter or the enclosed Intellectual Property Rights Agreement, Shopify will suffer irreparable and continuing damage for which money damages are insufficient, and Shopify shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages and/or and an accounting of all profits and benefits arising out of such violation, if appropriate), to the extent permitted by law.
15.Severability
The provisions of this Offer Letter, including the agreement to arbitrate, are separate and severable, and to the extent that any unenforceable provision of this Offer Letter, including any part of the arbitration provisions, cannot be cured by reformation, then such offending provision shall be stricken and the remainder of this Offer Letter shall remain in effect.
***
If the foregoing is acceptable to you, please sign and return the enclosed copy of this Offer Letter and Intellectual Property Agreement to me at your earliest convenience.
We look forward to your acceptance of this offer, which will expire on May 8, 2025 at 5:00 p.m. ET.

Yours truly,
Shopify (USA) Inc.

/s/ Seth Bressack

Per: Seth Bressack, President

EMPLOYEE'S AGREEMENT
By signing below, I acknowledge that I have read and understand all of the terms of the offer of employment, and I accept the terms and conditions set forth above. I also understand that my employment is at-will and with the exception of a subsequent written agreement provided by an authorized Shopify representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is Shopify's complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment, other than as set forth therein. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

/s/ Jean Niehaus	May 6, 2025
Jean Niehaus	Date

EXHIBIT A
Form of Release

In consideration for, among other terms, the benefit(s) described in Section 10 of the Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge Shopify, Shopify Inc. and its and their affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, principals, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown ("Claims") that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.

This release includes, without limitation, all Claims: relating to your employment by and termination of employment with Shopify, and the decision to terminate your employment; of wrongful discharge; of breach of contract; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act ("ADEA"), Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964; under any other federal, state or local statute, regulation or ordinance including, without limitation, Claims under the Worker Adjustment and Retraining Notification ("WARN") Act and any state WARN statutes, the Family and Medical Leave Act, and the Fair Labor Standards Act; of defamation or other torts; of violation of public policy; any claims arising under the laws of the state in which you are employed by Shopify to the fullest extent permitted by law; for wages, bonuses, incentive compensation, vacation pay, paid leave, or any other compensation or benefits; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees, provided, however, that this release shall not affect (1) your rights under this Agreement, (2) a Claim for unemployment benefits, (3) a Claim for workers' compensation benefits, (4) your vested rights under Shopify's 401(k) plan; and (5) Claims that may not be released as a matter of law.

You further represent that you have not engaged in any conduct (including acts and/or omissions) which may or could amount to Cause for terminating your employment.

To the extent permitted by law, you agree not to make any disparaging statements concerning Shopify, its business or services, or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding or to provide truthful information to any government agency.

You also agree that the existence of and terms of this Agreement or any severance agreement will be held by you in strictest confidence and will not be disclosed, directly or indirectly, to any person or entity, including, but not limited to, past, current or future Shopify employees. You may, however, disclose the terms of this Agreement or severance agreement as may be required as part of an administrative or judicial proceeding, in an agency or court of competent jurisdiction; as may be required by applicable law or regulation; and to your spouse, counsel, and tax preparers, where applicable, and to them only provided that they first agree for the benefit of Shopify to keep such information confidential.

Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing information or documents to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity including, but not limited to, the Securities and Exchange Commission or the Commodity Futures Trading Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. In addition, nothing in this Agreement prevents you from engaging in communications that constitute concerted activities for the purpose of collective bargaining or other mutual aid or protection of employees, including (for example) discussing your wages, benefits and other terms and conditions of employment, except that this does not permit you to disclose compensation information concerning others that you obtained because your job responsibilities required or allowed access to such information. Finally, nothing in this Agreement restricts or prohibits you from exercising any rights under Section 7 of the National Labor Relations Act as applicable. You do not need the prior authorization of Shopify to engage in such conduct, and do not need to notify Shopify that you have engaged in such conduct. Please also note that nothing in this Agreement limits your right to receive an award from any regulator that provides awards for providing information relating to a potential violation of law.